Exhibit 23.2

CONSENT OF NETHERLAND, SEWELL AND ASSOCIATES, INC.

As independent oil and gas consultants,  Netherland, Sewell and Associates, Inc. hereby consents to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-193357), the Registration Statement on Form S-3 (No. 333-181820) and on Form S-8 (No. 333-171333) of QR Energy, LP of all references to our firm and information from our reserves report dated February 6, 2014, included in or made a part of the QR Energy, LP Annual Report on Form 10-K for the year ended December 31, 2013 to be filed with the Securities and Exchange Commission on or about March [3], 2014, and our summary report attached as Exhibit 99.1 to such Annual Report on Form 10-K.

/s/  Netherland, Sewell and Associates, Inc.

Houston,  Texas

March 3, 2014